Exhibit 99.1

Unaudited Pro Forma Condensed Combined Statement of Expenses

The following unaudited pro forma condensed combined statement of expenses combines the historical statement of expenses of Galena Biopharma, Inc. (formerly known as RXi Pharmaceuticals Corporation) (“Galena”)) and the historical statement of operations of Apthera, Inc. (“Apthera”) for the year ended December 31, 2011, giving pro forma effect to the merger as if it had occurred on January 1, 2011. The required December 31, 2010 pro forma information has not changed from what was previously filed and is not included in this Form 8-K/A. The December 31, 2010 pro forma information is incorporated by reference through Form 8-K/A filed on May 4, 2011.

The historical financial information has been adjusted to give effect to pro forma events are directly attributable to the merger, are factually supportable and, in the case of the pro forma statements of expenses, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined statement of expenses is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The acquisition of Apthera was accounted for using the purchase method of accounting. The total purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The allocations included in the pro forma condensed combined financial information are estimates based upon the best available information at the current time.

Unaudited Pro Forma Condensed Combined Statement of

Expenses

Year Ended December 31, 2011

(Amounts in thousands, except share and per share data)

	Galena	Apthera	Pro Forma Adjustments		Pro Forma Combined
Expenses:
Research and development expenses	$11,538	$175	$—		$11,713
General and administrative expenses	9,249	1,025	—		10,274

Loss from operations	20,787	1,200	—		21,987

Interest income (expense), net	30	(16)	—		14
Other income (expense), net	9,272	—	(900	)(B)	8,372

Loss before provision for income taxes	(11,485)	(1,216)	(900)		(13,601)
Provision for income taxes	—	—	—		—

Net loss	$(11,485)	$(1,216)	$(900)		$(13,601)

Net loss per common share: Basic and diluted loss per share	$(0.32)				$(0.36)

Weighted average common shares outstanding: basic and diluted	36,334,413		1,390,020	(A)	37,724,433

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial

Information

(Amounts in thousands, except share and per share data)

Note 1 — Description of Transaction and Basis of Presentation

On April 13, 2011, Galena Biopharma, Inc. (formerly RXi Pharmaceuticals Corporation and herein the “Company”) completed its acquisition of Apthera, Inc., a Delaware corporation (“Apthera”), under an Agreement and Plan of Merger (“Merger Agreement”) entered into on March 31, 2011. Subject to the terms and conditions of the Merger Agreement, the Company’s wholly owned subsidiary formed for this purpose was merged with and into Apthera, with Apthera surviving as a wholly-owned subsidiary of the Company. Under the Merger Agreement, the Company issued to Apthera’s stockholders approximately 5.0 million shares of common stock of the Company (the “Aggregate Stock Consideration”) and agreed to make future contingent payments of up to $32 million based on the achievement of certain development and commercial milestones relating to the Company’s NeuVax™ product candidate. The contingent consideration is payable, at the election of the Company, in either cash or additional shares of common stock, provided that the Company may not issue any shares in satisfaction of any contingent consideration unless it has first obtained approval of its stockholders in accordance with Rule 5635(a) of the NASDAQ Marketplace Rules.

In connection with the Merger Agreement, the Company deposited with a third-party escrow agent certificates representing 10% of the Aggregate Stock Consideration, which shares will be available to compensate the Company and related parties for certain indemnifiable losses as described in the merger agreement. On October 13, 2011, the escrow agent released from the escrow 5% of the Aggregate Stock Consideration, or 248,705 shares. The remaining Aggregate Stock Consideration held with the escrow agent is expected to be released in April 2012.

The Company’s acquisition of Apthera was in concert with the decision by the Company’s Board of Directors to diversify its development programs and to become a late stage clinical development company. The Company does not expect any of its goodwill to be deductible for tax purposes.

The purchase price consideration and allocation of purchase price of Apthera were as follows:

(in 000’s)
Calculation of allocable purchase price:
Fair value of shares issued at closing including escrowed shares expected to be released	$6,367 (i)
Estimated value of earn-out	6,460

Total allocable purchase price	$12,827

Allocation of purchase price:
Cash	$168
Prepaid expenses and other current assets	14
Equipment and furnishings	11
Goodwill	5,898
In-process research and development	12,864
Accounts payable	(931)
Accrued expenses and other current liabilities	(143)
Notes payable	(1)
Deferred tax liability, non-current	(5,053)

$12,827

(i)	The value of the Company’s common stock was based upon a per share value of $1.28, the closing price of the Company’s common stock as of the close of business on April 13, 2011.

Note 2 — Basis of Presentation and Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared based on the Company’s historical financial information for the year ended December 31, 2011 and the historical financial information of Apthera, for the period from January 1, 2011 through April 13, 2011 giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations. This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The following are a description of the pro forma adjustments:

(A) Reflects the increase in weighted average basic and diluted shares outstanding for the Company’s common stock issued in connection with the Merger. Pro forma basic and diluted loss per share was calculated assuming that the 4,974,090 shares of the Company’s common stock issued in connection with the Merger were issued at the beginning of the period presented.

(B) To record accretion of discount on purchase consideration.

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